Exhibit 10.10

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of July 24, 2015, between Sirius International Försäkringsaktiebolag (publ), Reg. No. 516401-8136, a Swedish corporation (the “Company”), and Monica Cramer Manhem, personal Swedish identity number 590702-0027 (“Executive”).  All capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Sirius Group Long Term Incentive Plan as in effect on the date hereof (the “Sirius LTIP”), which is attached hereto as Exhibit A.

WHEREAS, the Company desires to employ Executive, and Executive desires to remain in such employment with the Company, subject to the terms and conditions set forth herein, which shall replace the previous employment agreement, dated November 4, 2013 (the “Former Employment Agreement”) entered into between the parties, unless otherwise stated in this agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Term.  The Company agrees to employ Executive, and Executive agrees to remain in the employment of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending upon the termination of Executive’s employment pursuant to Section 4 (the “Term”).  In the event that the Purchase Agreement is terminated in accordance with its terms prior to the closing of the transaction (the “Closing”) contemplated by the Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 24, 2015, among Lone Tree Holdings Ltd., CM International Holding Pte. Ltd., CM Bermuda Limited and Sirius International Insurance Group, Ltd. (“SIIG”), this Agreement shall be null and void ab initio, and the Former Employment Agreement shall in such a case remain valid.

2.             Position, Duties and Responsibilities.

(a)        During the Term, Executive shall serve as President and Chief Executive Officer of the Company.  Executive’s principal work location shall be in Stockholm, Sweden.  During the Term, Executive shall report directly to the Board of Directors of the Company.  During the Term, Executive will oversee the day to day operations of the Company.

(b)        During the Term, Executive shall devote substantially all of her working time, attention and best efforts to the business of the Company and shall use her best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein.

(c)        The position shall be exempted from the Employment Protection Act (Sw:  anställningsskyddslagen) and collective bargaining agreements that apply within the Company, as Executive is in a managerial position.

3.             Compensation and Benefits.

(a)        Base Salary.  During the Term, Executive shall be paid an annual base salary (“Base Salary”) at an annual rate of not less than SEK 3,498,167.  The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.  During the Term, the Base Salary will be reviewed annually.

(b)        Bonus.  During the Term, Executive shall have an opportunity to earn a cash bonus (“Annual Bonus”) for each fiscal year during the Term targeted (“Target Bonus”) at not less than 50% of Executive’s Base Salary for such fiscal year.  The Annual Bonus actually paid for each such fiscal year as a percentage of Executive’s Target Bonus shall not be less than the overall Company bonus pool awarded as a percentage of the Company’s total annual target bonus pool for such fiscal year.

(c)        Long-Term Incentive Awards.  Executive currently has outstanding awards of Performance Units issued pursuant to the Sirius LTIP.  Executive also currently has outstanding awards of performance shares (“Performance Shares”) and restricted shares (“Restricted Shares”) issued pursuant to the White Mountains Long-Term Incentive Plan (as amended) (the “WTM LTIP”).  The number and principal terms of Executive’s existing awards under the Sirius LTIP and the WTM LTIP are set out in Exhibit B hereto.  Pursuant to the Sirius LTIP or a successor plan thereto (the WTM LTIP, the Sirius LTIP and any such successor plan, an “LTIP”), Executive shall receive during the Term future annual awards of long-term incentives at an aggregate target payout value not less than the aggregate target payout value of awards granted to Executive in February 2015 pursuant to both the Sirius LTIP and the WTM LTIP.

(d)        Retirement, Savings and Welfare Plans.  During the Term, Executive shall be eligible to participate in the retirement, savings and welfare benefit plans as set out in Schedule 1 of the Former Employment Agreement.

(e)        Vacation.  During the Term, Executive shall be entitled in accordance with Company policies to take thirty-one (31) days of vacation per calendar year or such greater number provided under applicable Company policies.

(f)        Reimbursement of Expenses.  During the Term, the Company shall reimburse Executive for all reasonable expenses, including travel expenses, incurred by Executive in the performance of Executive’s duties hereunder that comply with the applicable policies of the Company, including the presentation of appropriate statements of such expenses.

(g)        The Executive is entitled to a Company car in accordance with the Company’s policy as applicable from time to time.

4.             Termination of Employment During the Term.

(a)        Cause.  The Company may terminate Executive’s employment immediately during the Term for Cause.  For purposes of this Agreement, “Cause” means (i) material and continued failure of Executive to perform Executive’s duties which failure has continued for more than 30 days following written notice of such non-performance from the Board of Directors of the Company; (ii) commission of an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company or any subsidiary or affiliate thereof; (iii) a material breach of the provisions set forth in Section 7 of this Agreement; (iv) commission of a felony, including a plea of guilty thereto; or (v) gross negligence or willful misconduct in the performance by Executive of her duties that is reasonably likely to have an adverse effect on the business or reputation of the Company or its subsidiaries or affiliates.  Notwithstanding anything to the contrary in this Section 4(a), Cause shall not result from Executive’s death or inability to provide services due to physical or mental illness, disability or similar condition.

(b)        Death.  Executive’s employment during the Term shall terminate automatically upon Executive’s death.

(c)        Termination Without Cause.  The Company may terminate Executive’s employment during the Term without Cause by observing a notice period of twelve (12) months.

(d)        Voluntary Termination.  Executive may terminate her employment during the Term with Good Reason (in accordance with Section 5(c)(vi)) or without Good Reason, in either case, by observing a notice period of twelve (12) months.

(e)        Notice of Termination.  Any termination of Executive’s employment by either party during the Term shall be communicated by written notice given in accordance with Section 14.  The Term will expire upon any termination of employment pursuant to this Section 4.

5.             Obligations of the Company Upon Termination.  Following any termination of Executive’s employment during the Term, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other plans and programs, except as provided below:

(a)        In the event Executive’s employment is terminated for Cause pursuant to Section 4(a), Executive shall be entitled to receive (i) any unpaid Base Salary through her date of termination, (ii) payment for any accrued but unused vacation or other similar paid time-off, (iii) payment of any vested benefit payable under the Company’s employee benefit plans in accordance with the terms thereof, and (iv) reimbursement for any reasonable business expenses incurred prior to such termination for which Executive has complied with the Company’s reimbursement policies (collectively, the “Accrued Rights”).

(b)        In the event Executive’s employment terminates pursuant to Section 4(b) due to Executive’s death, Executive (or her estate or representatives, as applicable) shall be entitled to receive:

(i)            The Accrued Rights.

(ii)           A pro rata Annual Bonus for the year in which such termination occurs based on the number of days Executive was employed during the year of termination, which shall be calculated based on actual performance through the end of such year and on the same basis as other bonus-eligible employees and shall be paid at the same time as other bonus-eligible employees.

(iii)          With respect to any Eligible Award (as defined below) outstanding at the time of such termination, such award shall be treated in the manner described in Section 5(e) of the Sirius LTIP or Section 7(e)(i) of the WTM LTIP, as applicable, or to the extent granted under a successor plan thereto, shall be treated in a manner set forth in such plan.

(c)        In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 4(c) or is terminated by Executive for Good Reason pursuant to Section 4(d) (in each case, other than due to death), Executive shall be entitled to receive:

(i)            The Accrued Rights.

(ii)           Subject to Executive’s executing and delivering (and not revoking) the Release as described in Section 8, (x) a lump-sum cash payment equal to 100% of the then-current Base Salary, which shall be paid on the 60th day following such termination, and (y) an Annual Bonus (without pro ration for time) for the year in which such termination occurs, which shall be calculated based on actual performance through the end of such year and on the same basis as other bonus eligible employees except that such Annual Bonus shall not be less than the applicable Target Bonus for such fiscal year, and which shall be paid at the same time as other bonus-eligible employees but no earlier than the 60th day following such termination.

(iii)          Subject to the occurrence of the Closing, payment of the Retention Bonuses (as defined in Section 7(f)), to the extent then unpaid, with the amount of such payment being determined in the same manner specified in the Purchase Agreement in the case of “Bonus Recipients” terminated without cause, and payable within 10 days of Executive’s termination of employment.

(iv)          Continued employment under the Advisory Relationship pursuant to Section 6.

(v)           To the extent such termination occurs during the 24 month period following the Closing, and notwithstanding anything to the contrary in the applicable LTIP, Executive’s Pre-Closing Awards (as defined in Section 6(f)) shall be treated in the manner described in Section 5(f) of the Sirius LTIP as in effect on the date hereof or Section 7(f) of the WTM LTIP as in effect on the date hereof, as applicable, except that, notwithstanding anything in the Sirius LTIP or WTM LTIP to the contrary, the amounts payable to Executive with respect to such Pre-Closing Awards shall not be subject to pro ration for time or similar reduction; provided that the treatment described in this Section 5(c)(v) shall apply in lieu of the treatment described in Section 6(f); provided further, that in the event Executive’s employment terminates for Good Reason, (x) Executive’s Pre-Closing Awards shall only be treated as described in this Section 5(c)(v) to the extent Executive rejects continued employment under the Advisory Relationship pursuant to Section 6 and (y) in the event that Executive accepts (and does not reject) continued employment under the Advisory Relationship pursuant to Section 6, Executive’s Pre-Closing Awards shall be treated in the manner described in Section 6(f) in lieu of the treatment described in this Section 5(c)(v).

(vi)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:  (i) a material diminution in Executive’s responsibilities, authority or duties without Executive’s written consent; (ii) a diminution in Executive’s Base Salary, Target Bonus or aggregate target payout level of annual long-term incentive awards, except for across-the-board base salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which Executive provides services to the Company without Executive’s written consent; or (iv) the material breach of this Agreement by the Company.

(d)        In the event Executive’s employment is terminated by Executive pursuant to Section 4(d) other than for Good Reason (or death), Executive shall be entitled to receive:

(i)            The Accrued Rights.

(ii)           To the extent such termination occurs as a result of Executive’s retirement following the second anniversary of the Closing with the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned) (a “Retirement”), continued employment under the Advisory Relationship pursuant to Section 6.

6.             Advisory Relationship.

(a)        Commencement; Term.  Upon a termination of Executive’s employment during the Term (i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) by Executive upon Retirement (a “Qualifying Termination of Executive Services”), subject to Executive’s executing and delivering (and not revoking) the Release as described in Section 8, the Company shall offer to hire and employ Executive, and Executive may agree to be employed and to perform, periodic advisory and transition services for the Company and its subsidiaries pursuant to this Section 6 (the “Advisory Services”).  The Advisory Services will include, among other things, advising senior executives of the Company and assisting with the transition of Executive’s executive duties to her successor.

(b)        Timing; Location.  The performance by Executive of the Advisory Services hereunder shall be at such times and at such locations as Executive and the Company may mutually agree from time to time, it being understood that Executive’s primary work location shall be her primary residence.

(c)        Advisory Period.  The term of the Advisory Services shall commence upon Executive’s Qualifying Termination of Executive Services and shall continue until the earlier of (i) the second anniversary of such Qualifying Termination of Executive Services and (ii) the LTIP Earn Out Date, unless earlier terminated as provided in Section 6(d) below (such period, the “Advisory Period”).  For purposes of this Agreement, “LTIP Earn Out Date” shall mean the last date on which the Eligible Awards (as defined in Section 6(f)) are eligible to vest pursuant to Section 6(f) in accordance with their terms.  In the event that Executive does not execute and deliver the Release (or revokes the Release) required under Section 8, the Advisory Period shall terminate on the 60th day after Executive’s Qualifying Termination of Executive Services.

(d)        Termination.  The Advisory Period may be terminated (i) by the Company solely for Cause (as defined in Section 4(a)) or upon the material breach by Executive of her obligations under Section 7, (ii) due to Executive’s death or (iii) by Executive for any reason (and shall be deemed to have terminated voluntarily upon her commencement of full-time employment with any employer other than the Company and its affiliates).

(e)        Compensation; Benefits.  During the Advisory Period, the Company shall pay Executive a salary in accordance with its regular payroll practices at an annual rate of thirty thousand dollars ($30,000) (the “Advisory Salary”).  During the Advisory Period, Executive shall not receive additional annual or long-term incentive opportunities or accrue additional paid vacation.  In addition to the Advisory Salary, the Company shall reimburse Executive for all reasonable and necessary expenses (including without limitation travel and meal expenses) incurred or paid by Executive during the Advisory Period, in connection with, or related to, the performance of the Advisory Services reasonably promptly after receipt of an itemization and documentation of such expenses.  During the Advisory Period, provided that Executive is not then eligible for coverage from another employer, Executive shall be entitled to receive health insurance coverage through the Company for himself and her eligible dependents to the same extent as then made available to other employees of the Company.  During such period, Executive will be responsible for an amount equal to all premium costs toward any insurance coverage elected by Executive for him and her eligible dependents.  The Company is hereby authorized to deduct from Executive’s compensation hereunder any amounts required to be withheld or deducted by law.

(f)        Treatment of LTIP Awards.  In the event Executive has a Qualifying Termination of Executive Services and at such time holds Eligible Awards, such Eligible Awards shall be governed by this Section 6(f) during the Advisory Period.  The Eligible Awards shall not be terminated as a result of the termination of the Term and her employment as an executive.  Instead, during the Advisory Period, Executive’s service as an advisor shall be treated as continued employment for all purposes of the LTIPs and Executive shall continue to vest in such Eligible Awards on their regular schedule and be paid out in the same manner as other participants in such plans; provided that, should Executive materially breach her obligations to the Company under Section 7 of this Agreement, the Company may determine in its sole discretion to terminate for no consideration any Eligible Awards that are not fully vested at such time.  Upon a termination of the Advisory Period pursuant to Section 6(d), all then unvested Eligible Awards shall immediately terminate for no consideration, except that, in the event such termination is due to Executive’s death, the Eligible Awards will be treated in the manner described in Section 5(b)(iii).  For purposes of this Agreement, “Eligible Award” shall mean any award held by Executive as of her date of termination of employment that was granted or assumed by the Company under any LTIP (any such awards granted to Executive prior to the Closing, the “Pre-Closing Awards”; and any such awards granted to Executive thereafter, the “Post-Closing Awards”).

(g)        Work Requirements.  In exchange for the consideration described in Section 6(e) and 6(f), Executive will provide Advisory Services during the Advisory Period equivalent to no more than 50% of Executive’s regular work hours as of the date hereof or such additional work hours (and compensation) as mutually agreed by the Company and Executive from time to time.

7.             Covenants.

(a)        Non Competition.  Executive agrees that during the Term and the Advisory Period (if any), and for a six month period following the later of the expiration of the Term and, if it commences, the Advisory Period (such period, the “Restriction Period”; the portion of the Restriction Period occurring following the later of the expiration of the Term and the Advisory Period, the “Additional Period”), she shall not, directly or indirectly, own any interest in, manage, control, finance, participate in, consult with, or render any services to any activity or business, for himself or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of Executive’s duties with and responsibilities to the Company hereunder or (ii) in any way competes with, or interferes with, any operation of SIIG or any of its subsidiaries (the “Company Group”), provided that this provision shall not prohibit Executive from being a passive owner of not more that 1% of the outstanding stock of any company which is publically traded as long as Executive has no active participation in the business of such company.  Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 7(a) for Executive to provide services to a subsidiary, division or affiliate of a business that competes with the Company Group provided that such subsidiary, division or affiliate is not itself engaged, directly or indirectly, in competition with the Company Group and Executive does not himself, directly or indirectly, provide services to, or have responsibilities regarding, such business that competes with the Company Group.

Subject to the exceptions stated below in this Section 7(a), the Company shall, as compensation for the inconvenience that this non-competition covenant causes Executive during the Additional Period, pay Executive during the Additional Period per month the difference between Executive’s Base Salary paid by the Company at the time of such termination of the employment and the (lower) salary which Executive earns from any new employment or proceeds of any business activity.  However, the compensation payable by the Company shall never exceed sixty (60) per cent of Executive’s monthly Base Salary at the time of such termination of the employment nor be paid during a period which exceeds the period of this non-competition covenant during the Additional Period.  For the avoidance of doubt, if Executive does not obtain a new employment or is not engaged in any business activity during the Additional Period, the Company shall pay Executive per month sixty (60) per cent of Executive’s monthly Base Salary at the time of such termination of the employment during the period of this non-competition covenant during the Additional Period.  Compensation according to this Section 7(a) shall not be paid in case of Executive’s breach of this non-competition covenant.

To enable the Company to calculate the appropriate compensation in accordance with this Section 7(a), Executive is obliged to inform the Company in writing of the level of Executive’s current salary from any new employment or proceeds of any business activity.  Such written information shall be provided to the General Counsel of the Company, or any person designated thereby, not later than on the 15th day of each month.  In the event such written information is not provided in accordance with this Section 7(a), the non-competition covenant shall still apply although the Company shall be released from the obligation to pay compensation for the month in question.

Compensation according to this Section 7(a) shall not be paid during any period for which Executive receives severance pay or other corresponding remuneration post-termination from the Company or where the employment is terminated (i) due to Executive’s retirement or (ii) by the Company due to Executive’s material breach of this Agreement.

In the event of either party’s termination of Executive’s employment and during such time as the non-competition covenant remains in force, the Company may, subject to one (1) month’s prior written notice, release Executive from the non-competition covenant.  In such event, the Company shall be released from the obligation to pay compensation in accordance with this Section 7(a).

(b)        Non Solicitation.  Executive further agrees during the Restriction Period not to, directly or indirectly, for himself or for any other person or entity, or affiliate:  (i) hire any employee of the Company Group or induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hire any person who was an employee of the Company Group at any time during the twelvemonth period preceding such hiring; or (iii) induce or attempt to induce any former, existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group.  Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 7(b) if (x) Executive furnishes to a third party a reference as to any employee or former employee of the Company Group or (y) an entity with which Executive is associated hires or engages any employee of the Company Group provided Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(c)        Confidential Information.

(i)            Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information (as defined below).  Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information, except as may be necessary for the performance of Executive’s duties for the Company.  For purposes of this Agreement, “Confidential Information” means all information concerning trade secrets, knowhow, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any other proprietary or confidential information of any member of the Company, Group, in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing.  Executive understands that Confidential Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information as confidential.

(ii)           Anything herein to the contrary notwithstanding, the restrictions of this Section 7(c) shall not apply (w) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make accessible any information, provided that Executive shall have, to the extent permitted by applicable law, first provided the Company with reasonable notice of such potential disclosure and a reasonable opportunity to exercise any legal remedies available to the Company to limit such disclosure, (x) with respect to any other litigation, arbitration or mediation involving this Agreement, (y) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 7(c) or (z) disclosing this Agreement to members of her immediate family and legal or financial advisers or the provisions of this Section 7 to any prospective or future employer.

(iii)          Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly destroy, delete, or, if Executive is so notified in writing by the Company prior to such termination, return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control at the time of such termination (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information.  Anything to the contrary notwithstanding, nothing in this Section 7(c)(iii) shall prevent Executive from retaining a computer, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to her compensation or relating to reimbursement of expenses, information that she reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to her compensation.  For the sake of clarity, if Executive retains a computer she shall delete any information contained therein that she is not permitted to retain under this Section 7(c)(iii).

(d)        Non-Disparagement.  During and after the Term and the Advisory Period (if any), regardless of how, when or why such employment ends, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning any member of the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing herein shall prohibit (A) critical communications between Executive and the Company during the Term and any Advisory Period and in connection with Executive’s employment, (B) Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement.  For purposes of this Agreement, the term “Company Parties” shall mean the executive officers of the Company, acting in their capacity as representatives of the Company.

(e)        Intellectual Property.

(i)            If, prior to the date hereof, Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties by such employment (“Prior Works”), Executive hereby grants each member of the Company Group, to the extent of any rights she possesses therein, a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.

(ii)           If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the extent she then possesses and to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to each member of the Company Group to the extent ownership of any such rights does not vest originally in a member of the Company Group.

(iii)          Executive agrees to keep and maintain reasonable records of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)          Executive shall, to the extent reasonable, take all actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If, to the extent the Company is unable to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)           The provisions of this Section 7 shall survive the termination of Executive’s employment for any reason.

(f)        [Reserved.]

(g)        Consideration.  Executive acknowledges that, in connection with the Closing, (i) Executive will receive a transaction bonus within 10 business days after the Closing in accordance with the Purchase Agreement (the “Transaction Bonus”) as consideration for Executive’s significant services and efforts to White Mountains Insurance Group, Ltd. (“WTM”) and the Company provided during 2014 and 2015 and (ii) Executive will be eligible to receive two retention bonuses as provided in the Purchase Agreement (the “Retention Bonuses”), subject to her continued employment after the Closing through the twelve-month and twentieth-month anniversaries, respectively, of Closing (except as provided in Section 5), as consideration for her continued essential services to the Company and Executive’s agreement to be bound by the provisions of this Section 7.  Exhibit C hereto sets forth the Company’s good faith estimate, as of the date hereof, of the amount of the Transaction Bonus and the Retention Bonuses.

8.             Release.  Executive shall not be entitled to receive any of the payments or benefits set forth in Section 5(c)(ii) or Section 6, as the case may be, unless Executive executes a release and waiver of claims in the form of Exhibit D hereto (the “Release”) in favor of the Company and certain other parties as set forth therein relating to all claims or liabilities of any kind relating to Executive’s employment with the Company or any of its affiliates and the termination of such employment as an executive, and, on or prior to the 55th day following

Executive’s termination of employment pursuant to Section 4, the Release becomes effective and irrevocable in accordance with the terms thereof.

9.             [Reserved.]

10.          Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.  For the sake of clarity, nothing in this paragraph is intended to negate or otherwise adversely affect your rights under compensation and benefit plans, programs and agreements at, or with, WTM and/or the Company including, without limitation, the LTIPs.

11.          Assignment; Successors.

(a)        This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives.

(b)        This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

(c)        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.          Withholding.  All payments to be made to Executive hereunder will be subject to all applicable required withholding of applicable taxes, including income taxes.

13.          [Reserved.]

14.          Notices.  All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing to the Company or at the address for Executive most recently on file with the Company’s human resources department, and shall be deemed to have been duly delivered or given when received.

15.          Amendment.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

16.          No Waiver.  The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof.  A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

17.          Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18.          Survival.  The rights and obligations of the Company and Executive under the provisions of this Agreement shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

19.          Governing Law.  This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of Sweden.

20.          Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in Sweden, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court.  The parties agree not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 19.

21.          Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

22.          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

23.          Construction.  The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SIRIUS INTERNATIONAL
FÖRSÄKRINGSAKTIEBOLAG (PUBL)

By:	/s/ Allan L. Waters
	Name:	Allan L. Waters
	Title:	Chairman

EXECUTIVE

By:	/s/ Monica Cramer Manhem
	Name:	Monica Cramer Manhem

[Signature Page to Monica Cramer Manhem Employment Agreement]